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Exhibit 99.1

FOR IMMEDIATE RELEASE

TYCO INTERNATIONAL REPORTS THIRD QUARTER RESULTS

Company Reports EPS of $0.27

Cash From Continuing Operating Activities of $1.5 Billion; Free Cash Flow of $844 Million

Company Achieves Quarterly Revenues of $9.4 Billion

        Pembroke, Bermuda, July 29, 2003—Tyco International Ltd. (NYSE-TYC, BSX-TYC, LSE-TYI) today reported earnings of $0.27 per share for its third quarter, compared to a restated loss of $0.20 per share from continuing operations in the third quarter of 2002. The historical results presented in this press release are restated as filed today with the Securities and Exchange Commission on Form 10-K/A for the period ended September 30, 2002 and on Forms 10-Q/A for the periods ended December 31, 2002 and March 31, 2003.

        Chairman and Chief Executive Officer Ed Breen said: "We made fundamental progress in the third quarter toward positioning our operations for long-term success. During the period, we generated strong cash flow, delivered solid revenue, and strengthened our balance sheet. At the same time, I am confident we can and must improve our profit performance, and I am committed to aggressively implementing the operating discipline necessary to achieve this."

        Financial highlights of the quarter:

  •
  Earnings from continuing operations for the third quarter include the impact of the Company's retirement of certain debt securities as disclosed on June 16, which reduced earnings per share by $0.07. In addition, the Company settled certain tax matters that increased EPS by $0.02. Including these items, earnings per share for the quarter were $0.27 per share. For the first three quarters, earnings were $0.61 per share on a restated basis compared to a restated loss of $0.73 per share for the same period in the prior year.

  •
  Revenues were $9.4 billion, up 3.4% from $9.1 billion in the third quarter of last year, due to favorable changes in foreign currency rates. For the nine months ended June 30, 2003, revenues were $27.3 billion, a 4.2% increase over the same period last year, again because of favorable changes in foreign currency rates.

  •
  Cash from continuing operating activities was $1.5 billion, up 38% from last year's third quarter. For the first three quarters, cash from continuing operating activities was $3.6 billion, essentially unchanged from the same period last year. Free cash flow from continuing operations in the third quarter was $844 million compared to $73 million in the same period last year. For the first three quarters of 2003, free cash flow was $1.8 billion, compared to $131 million of cash outflow for the same period last year. Free cash flow is a non-GAAP financial measure and is described below. For a reconciliation of cash from operating activities to free cash flow, see the attached table.

        Mr. Breen added: "The results for our Engineered Products and Plastics and Adhesives businesses were adversely impacted by a soft global industrial economy and higher raw material commodity prices. Fire & Security continues to be in a turnaround situation under new management and delivered good cash flow performance. Our Healthcare and Electronics businesses continued to deliver solid performance this quarter."

        Mr. Breen concluded: "Our leadership team is intensely focused on the operating challenges and opportunities faced by each of our businesses. I am more confident than ever in our strategy and our team, and I am convinced that we are making the right decisions to transform Tyco into a high-performing operating company."

QUARTERLY OPERATING RESULTS

        The financial results presented in the tables below are in accordance with generally accepted accounting principles (GAAP). All dollar amounts are stated in millions. All comparisons are to the quarter ended June 30, 2002 unless otherwise stated.

Electronics

	June 30, 2003	June 30, 2002
Net revenues	$2,668.3	$2,650.7
Operating profit (loss)	$368.4	($272.3)
Margins	13.8%	(10.3%)

        Revenues increased $18 million, driven by a $178 million increase from foreign currency, partially offset by a $110 million revenue decline in TyCom.

        The loss in the third quarter of 2002 included $611 million in charges related primarily to the impairment of goodwill at TyCom. The remaining increase in operating profit was mostly driven by foreign currency. Tyco Electronics experienced strength in its automotive business, offset by softness in certain industrial markets.

Fire and Security Services

	June 30, 2003	June 30, 2002
Net revenues	$2,857.2	$2,711.7
Operating profit	$188.3	$76.4
Margins	6.6%	2.8%

        Revenues increased $146 million driven by a $168 million impact from foreign currency. Aside from currency changes, modest revenue growth in the Security business was offset by weakness in non-residential construction and pricing pressure in the Fire Protection business.

        Operating profit in the third quarter of 2002 included $166 million in charges, primarily related to impairment of long-lived assets and restructuring charges. The resulting $54 million operating profit decline is attributable to weak performance at Continental Europe Security and lower margins in Fire Protection.

Healthcare

	June 30, 2003	June 30, 2002
Net revenues	$2,212.7	$2,042.1
Operating profit	$563.7	$420.2
Margins	25.5%	20.6%

        Revenues increased $171 million, partially driven by a $94 million increase from foreign currency. The remaining revenue increases were driven by growth in the Medical and Pharmaceutical businesses.

        Operating profit was driven by favorable sales performance in Medical and Pharmaceutical and a continued focus on optimizing operating expenses. Third quarter 2002 profits included a $33 million restructuring charge.

Engineered Products and Services

	June 30, 2003	June 30, 2002
Net revenues	$1,185.0	$1,211.0
Operating profit (loss)	$92.1	$(74.3)
Margins	7.8%	(6.1%)

        Revenues declined $26 million, despite a $77 million benefit from foreign currency, due to lower volumes in Flow Control and Infrastructure Services. Flow Control suffered from weak economic conditions and softness in non-residential construction.

        The operating loss in the third quarter of 2002 included a $252 million charge, primarily for goodwill impairment. The resulting $86 million year-over-year decrease in operating profit was the result of lower volumes at Flow Control, as well as increased raw material costs at Electrical and Metal Products.

Plastics and Adhesives

	June 30, 2003	June 30, 2002
Net revenues	$489.4	$483.9
Operating profit	$54.1	$71.4
Margins	11.1%	14.8%

        Revenues increased 1%, or $6 million, driven by an $11 million increase from favorable changes in foreign currency. Revenue growth in the Films business was more than offset by weakness in the division's other three businesses.

        Operating profit declined 24%, or $17 million year-over-year, due to the impact of higher resin costs, less favorable sales mix and lower volumes.

Other Items

  •
  Net interest expense was $248 million, down 1% from $250 million in the same period a year ago.

  •
  The effective tax rate was 29.8%. This rate includes the impact of the $152 million charge for debt retirement, which was not tax deductible. In addition, the tax rate was favorably impacted by a prior-year tax settlement of $22 million. This settlement also resulted in $19 million of interest income.

  •
  The Company had cash on hand of $3.9 billion at June 30, 2003, compared to approximately $4.0 billion and $5.7 billion, respectively, at March 31, 2003 and December 31, 2002.

  •
  Tyco's debt-to-capitalization ratio was 44.3% as of June 30, 2003, compared with 46.2% at March 31, 2003, and 50.1% at September 30, 2002. The Company adopted FASB Interpretation No. ("FIN") 46, "Consolidation of Variable Interest Entities," as of July 1, 2003, in connection with its synthetic leases. As a result, the Company will increase total debt by $517 million and record a non-cash cumulative effect accounting charge to pre-tax income estimated at $110-$125 million in its fourth quarter. The ongoing annual negative impact on pre-tax income is estimated to be $25-$30 million.

  •
  As noted, the Company retired all of its 6.25% Dealer Remarketable Securities due in 2013. The portion of the payment in excess of par ($152 million) was recorded as an expense in the third quarter and reduced earnings per share by $0.07.

OUTLOOK

        Based on current economic conditions and the operating issues in some Tyco businesses, the Company expects earnings in the fourth quarter to be $0.32-$0.35 per share. This does not include the impact of the adoption of FIN 46, as mentioned above.

        Free cash flow is expected to remain strong, and as a result, the Company is raising its outlook for free cash flow for FY 2003 to a range of $2.2-$2.5 billion. This guidance excludes any voluntary pension contribution, which the Company is considering making in the fourth quarter. Cash flow from continuing operating activities is expected to range from $4.4-$4.7 billion. The difference between the outlook for free cash flow and cash flow from continuing operating activities is about $2.2 billion, which reflects net capital expenditures, acquisition of dealer accounts, cash paid for holdbacks and purchase accounting, Tyco Global Network spending, dividends paid, and the impact from accounts receivable programs.

ABOUT FREE CASH FLOW

        "Free cash flow" is a non-GAAP metric used by the Company to measure its ability to meet its future debt obligations, and is also one component of measurement used in the Company's compensation plans. The Company believes that free cash flow is an important measure of the Company's management of cash flow and resulting performance. This metric is used by investors, analysts and others to make investment decisions. The measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America. Free cash flow as presented herein may not be comparable to similarly titled measures reported by other companies. Free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, it does not exclude payments made on capital lease obligations. See the accompanying table to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of free cash flow.

CONFERENCE CALL AND WEBCAST

        The company will discuss third quarter results on a conference call for investors today at 8:30 am EDT. Interested parties may access the conference call live today, or by replay through August 5, 2003, at the following website: investors.tyco.com/medialist.cfm.

        The telephone dial-in number to participate in the question and answer session of the call for participants in the United States is: (888) 428-4480. The telephone dial-in number for participants in International locations is: (651) 291-5254.

        The telephone dial-in number to participate in a "listen-only" mode for participants in the United States is: (866) 254-5938. The telephone dial-in number for participants in International locations is: (612) 326-1008. The participants' code for all callers is: 687288. Investors who do not intend to ask questions should dial this number directly.

        The replay is scheduled to be available at 3:30 pm on July 29, 2003 until 11:59 PM on August 5, 2003. The dial-in numbers for the replay are as follows: Domestic (U.S.) (800) 475-6701. International: (320) 365-3844. The replay access code for all callers is: 687286.

ABOUT TYCO INTERNATIONAL

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING INFORMATION

        This release contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "project," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing future financial condition and operating results.

        Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements.

        More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:	Media: Gary Holmes, 212-424-1314 Investor Relations: Ed Arditte, 212-424-1390

TYCO INTERNATIONAL LTD.
Condensed Consolidated Statements of Cash Flows
(in millions)
Preliminary—Subject to Adjustments
(Unaudited)

	For the Quarters Ended		For the Nine Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
		(restated)		(restated)
Cash flows from operating activities:
Income (loss) from continuing operations	$566.5	$(395.9)	$1,256.7	$(1,443.1)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Non-cash restructuring and other (credits) charges, net	(14.1)	2.5	(47.8)	269.5
Charges for the impairment of long-lived assets	0.1	125.2	87.3	2,514.9
Goodwill Impairment	—	844.4	—	844.4
Write-off of purchased in-process R&D	—	13.4	—	13.4
Loss on investments	—	6.5	75.6	147.5
Depreciation	357.7	366.8	1,084.5	1,097.4
Amortization of intangible assets	179.4	176.7	548.2	456.2
Income taxes—deferred and payables	84.0	45.0	500.8	(63.9)
Cash spent on restructuring	(80.6)	(177.9)	(370.7)	(359.9)
Proceeds in (decrease in) the sale of accounts receivable programs	40.6	(85.6)	(55.9)	(113.6)
Changes in working capital and other	329.6	135.5	491.1	230.0

Net cash provided by operating activities, continuing operations	1,463.2	1,056.6	3,569.8	3,592.8
Net cash provided by operating activities, discontinued operations	—	538.3	20.0	1,462.9

Net cash provided by operating activities	1,463.2	1,594.9	3,589.8	5,055.7

Cash flows from investing activities:
Capital expenditures, net	(282.1)	(408.5)	(848.2)	(1,387.6)
Purchase of previously leased TyCom ship	(55.9)	—	(55.9)	—
Tyco Global Network spending	(29.4)	(165.2)	(118.4)	(982.6)
Acquisition of businesses, net of cash acquired	—	(17.7)	(34.6)	(1,682.2)
Acquisition of dealer accounts	(147.9)	(325.5)	(506.2)	(871.7)
Cash paid for purchase accounting and holdback/earn-out liabilities	(37.8)	(144.4)	(227.3)	(520.8)
All other	(38.4)	96.2	(485.9)	(94.4)

Net cash used in investing activities, continuing operations	(591.5)	(965.1)	(2,276.5)	(5,539.3)
Net cash provided by investing activities, discontinued operations	—	433.1	—	2,684.3

Net cash used in investing activities	(591.5)	(532.0)	(2,276.5)	(2,855.0)

Cash flows from financing activities:
Net (repayments of) proceeds from debt	(947.6)	(1,367.6)	(3,608.1)	3,814.1
Dividends paid	(25.2)	(25.3)	(75.6)	(75.0)
Proceeds from options exercises	5.2	5.0	7.8	186.3
Repurchase of shares	(0.8)	(23.3)	(1.2)	(789.1)

All other	(1.5)	(22.4)	(6.5)	(207.4)

Net cash (used in) provided by financing activities, continuing operations	(969.9)	(1,433.6)	(3,683.6)	2,928.9
Net cash used in financing activities, discontinued operations	—	(1,111.8)	—	(2,874.6)

Net cash (used in) provided by financing activities	(969.9)	(2,545.4)	(3,683.6)	54.3

Effect of currency translation on cash	59.7	63.3	111.3	32.3
Net (decrease) increase in cash and cash equivalents	(38.5)	(1,419.2)	(2,259.0)	2,287.3
Tyco Capital's cash and cash equivalents transferred to discontinued operations	—	178.7	—	(1,272.6)
Cash and cash equivalents at beginning of period	3,965.2	4,035.3	6,185.7	1,780.1

Cash and cash equivalents at end of period	$3,926.7	$2,794.8	$3,926.7	$2,794.8

RECONCILIATION TO "FREE CASH FLOW":
Net cash provided by operating activities, continuing operations	$1,463.2	$1,056.6	$3,569.8	$3,592.8
Sale of accounts receivable programs	(40.6)	85.6	55.9	113.6
Capital expenditures, net	(282.1)	(408.5)	(848.2)	(1,387.6)
Purchase of previously leased TyCom ship	(55.9)	—	(55.9)	—
Tyco Global Network spending	(29.4)	(165.2)	(118.4)	(982.6)
Dividends paid	(25.2)	(25.3)	(75.6)	(75.0)

"FREE CASH FLOW"—OLD DEFINITION	1,030.0	543.2	2,527.6	1,261.2
Acquisition of dealer accounts	(147.9)	(325.5)	(506.2)	(871.7)
Cash paid for purchase accounting and holdback/earn-out liabilities	(37.8)	(144.4)	(227.3)	(520.8)

"FREE CASH FLOW"—NEW DEFINITION	$844.3	$73.3	$1,794.1	$(131.3)

Free cash flow is a non-GAAP metric used by the Company to measure its ability to meet its future debt obligations and is also one component of measurement used in the Company's compensation plans.

TYCO INTERNATIONAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Nine Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
		(restated)		(restated)
Net revenues	$9,412.6	$9,099.4	$27,328.5	$26,217.0
Cost of sales	6,013.7	5,813.8	17,601.2	16,650.5
Selling, general and administrative expenses	2,200.1	2,073.2	6,819.0	5,856.4
Restructuring and other (credits) charges, net	(9.5)	180.4	(72.6)	549.1
Charges for the impairment of long-lived assets	0.1	125.2	87.3	2,514.9
Goodwill impairment	—	844.4	—	844.4
Write-off of purchased in-process research and development	—	13.4	—	13.4

Operating income	1,208.2	49.0	2,893.6	(211.7)
Other expense, net	(151.8)	(6.5)	(211.8)	(154.2)
Interest expense, net	(247.9)	(250.3)	(789.1)	(665.1)

Income (loss) from continuing operations before income taxes and minority interest	808.5	(207.8)	1,892.7	(1,031.0)
Income taxes	(241.1)	(187.4)	(633.4)	(411.3)
Minority interest	(0.9)	(0.7)	(2.6)	(0.8)

Income (loss) from continuing operations	566.5	(395.9)	1,256.7	(1,443.1)
Loss from discontinued operations of Tyco Capital, net of tax	—	(2,235.3)	20.0	(6,293.6)

Net income (loss)	$566.5	$(2,631.2)	$1,276.7	$(7,736.7)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.28	$(0.20)	$0.63	$(0.73)
Loss from discontinued operations of Tyco Capital, net of tax	—	(1.12)	0.01	(3.17)
Net income (loss) per common share	0.28	(1.32)	0.64	(3.89)
Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.27	$(0.20)	$0.61	$(0.73)
Loss from discontinued operations of Tyco Capital, net of tax	—	(1.12)	0.01	(3.17)
Net income (loss) per common share	0.27	(1.32)	0.62	(3.89)
Weighted-average number of common shares outstanding:
Basic	1,995.0	1,993.9	1,994.7	1,986.7
Diluted	2,203.8	1,993.9	2,126.2	1,986.7

TYCO INTERNATIONAL LTD.
RESULTS OF SEGMENTS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended		For the Nine Months Ended
	06/30/03	06/30/02	06/30/03	06/30/02
		(restated)		(restated)
NET REVENUES
Fire and Security Services	$2,857.2	$2,711.7	$8,386.1	$7,762.3
Electronics	2,668.3	2,650.7	7,698.6	7,898.0
Healthcare	2,212.7	2,042.1	6,355.3	5,780.8
Engineered Products and Services	1,185.0	1,211.0	3,459.9	3,374.5
Plastics and Adhesives	489.4	483.9	1,428.6	1,401.4

Total Net Revenues	9,412.6	9,099.4	27,328.5	26,217.0
OPERATING PROFIT (LOSS)
Fire and Security Services	188.3	76.4	227.1	681.4
Electronics	368.4	(272.3)	1,017.6	(2,357.3)
Healthcare	563.7	420.2	1,531.8	1,346.5
Engineered Products and Services	92.1	(74.3)	285.2	197.7
Plastics and Adhesives	54.1	71.4	139.4	211.9

Total Profit (Loss)	1,266.6	221.4	3,201.1	80.2
Corporate Expenses	(58.4)	(172.4)	(307.5)	(291.9)

Operating Income (loss)	1,208.2	49.0	2,893.6	(211.7)
Other Expense, Net	(151.8)	—	(136.2)	(6.7)
Loss on Investments	—	(6.5)	(75.6)	(147.5)
Interest Expense, Net	(247.9)	(250.3)	(789.1)	(665.1)

(Loss) Income from Continuing Operations Before Taxes and Minority Interest	808.5	(207.8)	1,892.7	(1,031.0)
Income Taxes	(241.1)	(187.4)	(633.4)	(411.3)
Minority Interest	(0.9)	(0.7)	(2.6)	(0.8)

Net Gain on Sale of Shares of a Subsidiary
INCOME (LOSS) FROM CONTINUING OPERATIONS	$566.5	$(395.9)	$1,256.7	$(1,443.1)

BASIC COMMON SHARES OUTSTANDING
EPS from Continuing Operations	1,995.0	1,993.9	1,994.7	1,986.7
	$0.28	$(0.20)	$0.63	$(0.73)
DILUTED COMMON SHARES OUTSTANDING
EPS from Continuing Operations	2,203.8	1,993.9	2,126.2	1,986.7
	$0.27	$(0.20)	$0.61	$(0.73)

Tyco International Ltd.
Condensed Consolidated Balance Sheet
(in millions)
Preliminary—Subject to Adjustments

	(Unaudited) June 30, 2003	(Unaudited) March 31, 2003	September 30, 2002
		(restated)	(restated)
Current Assets:
Cash and cash equivalents	$3,926.7	$3,965.2	$6,185.7
Restricted cash	210.9	460.3	196.2
Accounts receivables, net	5,898.3	5,827.4	5,831.9
Inventories	4,555.6	4,660.7	4,607.9
Deferred income taxes	913.0	1,023.0	1,356.0
Other current assets	2,140.6	1,797.8	1,461.7

Total current assets	17,645.1	17,734.4	19,639.4
Tyco Global Network, Net	667.6	644.5	581.6
Property, Plant and Equipment, Net	10,009.7	9,835.7	9,861.0
Goodwill	26,301.8	26,031.2	26,020.5
Intangible Assets, Net	5,889.9	5,844.6	5,805.8
Other Assets	3,837.9	3,614.2	3,549.2

Total Assets	$64,352.0	$63,704.6	$65,457.5

Current Liabilities:
Loans payable and current maturities of long-term debt	$3,639.9	$4,386.8	$7,719.0
Accounts payable	2,763.1	2,824.2	3,173.8
Accrued expenses and other current liabilities	4,529.9	4,653.1	5,296.5
Contracts in process—billings in excess of cost	464.3	477.7	523.6
Deferred revenue	810.9	760.2	758.5
Income taxes payable	2,293.5	2,327.5	2,219.1

Total current liabilities	14,501.6	15,429.5	19,690.5
Long-Term Debt	17,567.7	17,442.7	16,486.8
Other Long-Term Liabilities	5,620.7	5,384.4	5,156.1

Total Liabilities	37,690.0	38,256.6	41,333.4
Minority Interest	29.4	30.1	42.8
Shareholders' Equity	26,632.6	25,417.9	24,081.3

Total Liabilities and Shareholders' Equity	$64,352.0	$63,704.6	$65,457.5

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TYCO INTERNATIONAL REPORTS THIRD QUARTER RESULTS Company Reports EPS of $0.27 Cash From Continuing Operating Activities of $1.5 Billion; Free Cash Flow of $844 Million Company Achieves Quarterly Revenues of $9.4 Billion
TYCO INTERNATIONAL LTD. Condensed Consolidated Statements of Cash Flows (in millions) Preliminary—Subject to Adjustments (Unaudited)
TYCO INTERNATIONAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data) (Unaudited)
Tyco International Ltd. Condensed Consolidated Balance Sheet (in millions) Preliminary—Subject to Adjustments